Exhibit 99.1

Vitae Pharmaceuticals Appoints Dr. John M. Leonard to Board of Directors

FORT WASHINGTON, PA, July 29, 2015 — Vitae Pharmaceuticals, Inc. (NASDAQ:VTAE), a clinical-stage biotechnology company, today announced the appointment of John M. Leonard, M.D., to its board of directors, effective immediately. A 30-year biopharmaceutical industry veteran, Dr. Leonard served as Chief Scientific Officer and Senior Vice President of Research & Development at AbbVie, Inc. following its spin-out from Abbott Laboratories in 2013 until his retirement. While at AbbVie, he led the development of multiple indications of Humira®, a successful treatment for a variety of autoimmune disorders, as well as a number of other therapeutics.

“We are pleased to welcome John to Vitae’s board and look forward to benefiting from his breadth of R&D and drug development expertise,” said Donald Hayden, Chairman of Vitae’s board of directors. “As we continue to advance our wholly owned pipeline into and through the clinic, John’s guidance will undoubtedly be of great value.”

Since 2014, Dr. Leonard has served as the Chief Medical Officer of Intellia Therapeutics, a privately held biotechnology company active in gene therapy utilizing CRISPR/Cas9. He is also an Executive Partner at Tyree D’Angelo Partners, a private equity investment firm.

Dr. Leonard has extensive experience in senior research and leadership roles in the biopharmaceutical industry. From 1992 to 2008, Dr. Leonard held various positions in Abbott’s Global Pharmaceuticals, Research & Development and Pharmaceutical Products divisions. Throughout his career, he has led teams that have made seminal contributions to the introduction of numerous novel therapeutics, including Norvir®, Kaletra®, and Viekira®.

“I am eager to lend my experience to help Vitae deliver promising therapies for difficult-to-drug targets in disease areas with significant unmet needs,” commented Dr. Leonard. “The Company’s RORγt inhibitor for autoimmune disorders and LXR agonist for atopic dermatitis have the potential to be first-in-class or best-in-class treatments for patients.”

Dr. Leonard currently serves on the boards of Quintiles Transnational, Inc. and Chimerix, Inc. He earned an M.D. from Johns Hopkins University, completed an internship and residency in internal medicine at Stanford University Hospital, and completed a postdoctoral fellowship in molecular virology at the National Institute of Allergy and Infectious Diseases at the National Institutes of Health. Dr. Leonard also holds a B.A. in biochemistry from the University of Wisconsin at Madison.

Vitae Pharmaceuticals, Inc.	Tel: (215) 461-2000
502 West Office Center Drive	Fax: (215) 461-2006
Fort Washington, PA 19034	www.vitaepharma.com

About Vitae Pharmaceuticals

Vitae Pharmaceuticals is a clinical-stage biotechnology company focused on discovering and developing first-in-class, small molecule drugs for difficult-to-drug disease targets that can potentially address significant unmet medical needs, including disclosed programs in diabetes, Alzheimer’s disease, autoimmune disorders, atopic dermatitis and acute coronary syndrome. This robust and growing portfolio of novel product candidates is generated internally by Contour®, Vitae’s proprietary structure-based drug discovery platform.

For additional information, please visit the company’s website at www.vitaepharma.com.

Safe Harbor Statement

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Vitae’s product candidates. In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan,” “impending” or the negative of these terms, and similar expressions intended to identify forward-looking statements. Such forward- looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Vitae is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Vitae’s forward-looking statements include, among others, the timing and success of preclinical studies and clinical trials conducted by Vitae and its collaborative partners; the ability to obtain and maintain regulatory approval of Vitae’s product candidates, and the labeling for any approved products; the scope, progress, expansion, and costs of developing and commercializing Vitae’s product candidates; the size and growth of the potential markets for Vitae’s product candidates and the ability to serve those markets; Vitae’s expectations regarding Vitae’s expenses and revenue, the sufficiency of Vitae’s cash resources and needs for additional financing; Vitae’s ability to attract or retain key personnel; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Vitae’s Annual Report on Form 10-K for the year ended December 31, 2014 and Vitae’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 which have been filed with the Securities and Exchange Commission (SEC). Additional information will also be set forth in those sections of Vitae’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, which will be filed with the SEC in the third quarter of 2015. In addition to the risks described above and in Vitae’s other filings with the SEC, other unknown or unpredictable factors also could affect Vitae’s results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Vitae undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

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INVESTORS:

Vitae Pharmaceuticals, Inc.

Vitae Pharmaceuticals, Inc.	Tel: (215) 461-2000
502 West Office Center Drive	Fax: (215) 461-2006
Fort Washington, PA 19034	www.vitaepharma.com

Richard S. Morris, CPA

Chief Financial Officer

(215) 461-2000

rmorris@vitaerx.com

Westwicke Partners

John Woolford

(443) 213-0506

john.woolford@westwicke.com

MEDIA:
6 Degrees PR

Tony Plohoros
(908) 591-2839

tplohoros@6degreespr.com

Vitae Pharmaceuticals, Inc.	Tel: (215) 461-2000
502 West Office Center Drive	Fax: (215) 461-2006
Fort Washington, PA 19034	www.vitaepharma.com